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EXHIBIT 11.1


             STATEMENT REGARDING COMPUTATION OF NET LOSS PER SHARE


THREE MONTHS ENDED MARCH 31, 1997
---------------------------------

  Net Loss    Weighted Average Shares Outstanding    Loss per Share
  --------    -----------------------------------    --------------

  $4,292,436    /            6,887,156         =       $0.62